Exhibit a(9)

tel 617.349.4500
fax 617.349.4505

May 10, 2010

To the Holder of the Warrants Referenced Herein:

Reference is made to the Placement Agents Warrant dated as of [November 7, 2005/February 9, 2006] (the “Warrant”) by and between Javelin Pharmaceuticals, Inc. (“Javelin”) and you. This notice supersedes the prior notice dated March 29, 2010 sent by Javelin to you. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Warrant.

As publicly announced, Javelin has terminated the merger agreement with Myriad Pharmaceuticals, Inc. and has entered into an Agreement and Plan of Merger dated April 17, 2010, among Javelin, Hospira, Inc. (“Hospira”), and Discus Acquisition Corporation (the “Merger Agreement”). Discus Acquisition Corporation has commenced a tender offer (the “Tender Offer”) to purchase all of the issued and outstanding shares of Javelin common stock and, subject to the conditions set forth in the Merger Agreement, will ultimately merge with and into Javelin with Javelin continuing as the surviving corporation and a wholly-owned subsidiary of Hospira (the “Merger”). The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Tuesday, May 18, 2010, but may be extended under specified circumstances. Subject to the satisfaction (or waiver, where permissible) of the conditions set forth in the Merger Agreement, the effective date of the Merger is expected to be on or about May 20, 2010.

Section 7(a) of the Warrant provides for the following treatment of the Warrant in the event of a merger:

“If while any Placement Agents Warrant, or any portion thereof, remains outstanding and unexpired there shall be (i) a reorganization or recapitalization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other Person in one transaction or a series of related transactions, then, as a part of such reorganization, recapitalization, merger, consolidation, sale or transfer, unless otherwise directed by the Holder(s), all necessary or appropriate lawful provisions shall be made so that the Holder(s) shall thereafter be entitled to receive upon exercise of its Placement Agents Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of shares of stock or other securities or property that a holder of Warrant Shares deliverable upon exercise of such Placement Agents Warrant would have been entitled to receive in such reorganization, recapitalization, consolidation, merger, sale or transfer if such Placement Agents Warrants had been exercised immediately prior to such reorganization, recapitalization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 7.”

Please refer to the information on the following page about where you can find additional information about the Tender Offer, the Merger and related matters in Javelin’s and Hospira’s filings with the Securities and Exchange Commission.

If you have any questions regarding this matter, please do not hesitate to call me at 617-349-4500.

Very truly yours,

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ Stephen Tulipano Stephen Tulipano Chief Financial Officer

Javelin Pharmaceuticals, Inc. ☐ 125 CambridgePark Drive ☐ Cambridge, MA 02140 ☐ javelinpharmaceuticals.com

Important Additional Information Filed with the U.S. Securities and Exchange Commission

This notice is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Javelin common stock. Hospira filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO-T containing an offer to purchase, form of letter of transmittal and other documents relating to the Tender Offer on April 21, 2010, and Javelin filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer on April 22, 2010. You may obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC at the web site maintained by the SEC at www.sec.gov. In addition, Javelin security holders may obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Javelin Pharmaceuticals, Inc. ☐ 125 CambridgePark Drive ☐ Cambridge, MA 02140 ☐ javelinpharmaceuticals.com